Exhibit 99

News
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Chris Roberts joins PPG board of directors

PITTSBURGH, July 24, 2023 – PPG (NYSE:PPG) today announced that Christopher N. Roberts III, executive vice president and general manager, global food and beverage, Ecolab Inc., has been elected to its board of directors, effective Oct. 18, 2023. Roberts will serve on the Audit Committee and the Sustainability and Innovation Committee of PPG’s board.

Roberts has served in his current role with Ecolab, a global leader in water, hygiene and infection-prevention solutions and services since Nov. 2020. He joined Ecolab in Oct. 2020 as executive vice president, strategic initiatives. Prior to joining Ecolab, Roberts held leadership roles at Land O’Lakes, Inc., one of America's premier agribusiness and food companies, joining in Feb. 2017 as executive vice president and chief operating officer, Dairy Foods, becoming executive vice president and chief customer officer from Sept. 2019 to May 2020. He also held leadership roles at Cargill, Incorporated, a world-leading provider of food ingredients, agricultural and food service products, and financial and technological solutions. Roberts began his career in sales, marketing and general management positions with PepsiCo, Inc.’s Frito-Lay business from 1989 to 1999 and with The Coca-Cola Company from 1999 to 2006.

During 2020, Roberts was a strategy and growth advisor to MIC Capital Partners, a private equity firm owned by the Mubadala Investment Company. He was a director of The Meredith Corporation from February 2019 until December 2021 when it was acquired by Gray Television Inc. and IAC Inc. Since 2013, Roberts has been a member of the board of trustees of Young Life (a nonprofit serving adolescents around the world), and previously held board positions with the Women’s Foodservice Forum and The Cargill Foundation.

Roberts holds a bachelor of arts degree in economics from the University of Illinois and a master of science degree in management studies from the Northwestern University Kellogg School of Management.

“PPG’s board of directors continually seeks to maintain an appropriate balance of directors with varying tenure, expertise and diversity,” said Hugh Grant, PPG lead independent director. “Chris is a proven leader who drives strategic growth, elevates and strengthens team capabilities, and enhances customer affinity. We are pleased that Chris will be joining the board, as his proven capabilities and industry experience will help to further strengthen PPG and guide its strategic direction.”

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